Exhibit (h)(5)(i)
AMENDMENT TO TRANSFER AGENCY SERVICES AGREEMENT
          THIS AMENDMENT (this “Amendment”) to the Transfer Agency and Blue Sky Services Agreement (the “Agreement”) by and between PFPC INC., a Massachusetts corporation (“PFPC”), and each of the undersigned investment companies (each, the “Fund”) is made as of April 23, 2007. Capitalized terms used but not defined herein shall have the same meaning as in the Agreement.
          1. Services. In addition to the services set forth in the Agreement, PFPC shall provide to the Fund the services set forth in the attached Schedule A, relating to the obligations of the Fund under SEC Rule 22c-2 under the Investment Company Act of 1940, as amended (“Rule 22c-2”), and the Fund will pay to PFPC a fee or fees as may be agreed to from time to time in writing by the Fund and PFPC. The Fund has entered into agreements with financial intermediaries (collectively, “Financial Intermediaries”) under the terms of which such Financial Intermediaries have agreed to provide data to the Fund or its designee pursuant to Rule 22c-2 relating to transactions in the Fund’s shares (“Shareholder Data”). The Fund shall instruct Financial Intermediaries to provide Shareholder Data to PFPC by delivering to such Financial Intermediaries notice substantially in the form set forth in the attached Schedule B. Any agreement entered into by the Funds with Financial Intermediaries pursuant to Rule 22c-2 after the effective date of this Amendment shall provide, either in such agreement or through a notice substantially in the form of Schedule B, that the Financial Intermediary shall provide Shareholder Data to PFPC. PFPC shall not be liable to the Fund, its investors or any agents of the Fund, including its investment advisor(s), for any errors or omissions in any Shareholder Data provided to PFPC by any Financial Intermediaries or for compliance by the Fund with SEC Rule 22c-2. PFPC’s sole obligation under this Section 1 shall be to provide the Fund with access to Shareholder Data.
          2. Systems. In providing the services described in Schedule A hereto, PFPC may, pursuant to licenses or other agreements (collectively, “Third Party Agreements”) with one or more unrelated parties (collectively, “Third Party Providers”), utilize information, data, technology and systems (collectively, “Third Party Systems”) licensed or otherwise provided to PFPC by such Third Party Providers. The Fund will not use or disclose any information relating to Third Party Systems, and the Fund will be subject to such restrictions and limitations with respect to the use of Third Party Systems as are applicable to PFPC under Third Party Agreements; provided, however, that PFPC shall provide the Fund with notice of all such restrictions and limitations.
          3. Responsibility of PFPC. PFPC shall be under no duty to take any action under this Amendment on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Amendment.

          4. Effective Date. This Amendment shall be effective as of the date hereof. Except as set forth in this Amendment, the Agreement shall continue in full force and effect in accordance with its terms.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

PFPC INC.

By:	/s/ Michael DeNofrio

Name:	Michael DeNofrio

Title:	Executive Vice President, Senior Managing Director

BB&T Funds

By:	Keith F. Karlawish

Name:	Keith F. Karlawish

Title:	President

BB&T Variable Insurance Funds

By:	James T. Gillespie

Name:	James T. Gillespie

Title:	Vice President

Schedule A
Services
•	The PFPC 22 c-2 system (the “System”) is intended to enable the Fund to manage data requests to, and to access and analyze data provided by, Financial Intermediaries as required by SEC Rule 22c-2.

•	Pursuant to agreements between the Fund and Financial Intermediaries, Financial Intermediaries will deliver to PFPC, in electronic format, information on transactions effected in Fund shares.

•	The Fund may use the System to access data that is provided to PFPC by Financial Intermediaries or that is otherwise available to PFPC through NSCC for Financial Intermediaries that are NSCC members. The Fund may also use the System to request data from non-NSCC members.

•	The System is intended to be generally available to the Fund from 8:00 am to 6:00 pm Eastern Time during regular trading days, subject to periodic unavailability due to maintenance, upgrades, testing and potential System failures.

•	PFPC will work with the Fund to develop an implementation program with the objective of launching the System not later than the effective date of compliance with SEC Rule 22c-2. The implementation program will seek to identify and access sources of relevant data, including identification of omnibus accounts, Financial Intermediaries, NSCC membership status, CUSIPs, Fund shareholder accounts (including taxpayer identification numbers, individual identification numbers or government issued identification numbers, as applicable) and Fund trading (including dates and amounts of each transaction type) and redemption policies as set forth in the Fund’s SEC registration statement and prospectuses. Designated representatives of the Fund will have access to the System. The System will be tested and de-bugged as necessary.

•	The System implementation schedule will vary depending on the profile and requirements of the Fund, but is estimated to take at least 3-6 weeks. PFPC will provide project oversight and coordination, planning and review. PFPC will also assist the Fund in testing the System and training designated Fund representatives in the use of the System.

•	PFPC will consider enhancements and improvements upon request, with fees at rates to be negotiated.

Schedule B
Notification to Financial Intermediary
The following letter (or a letter in substantially the same form) shall be used by Customer or PFPC to notify each relevant Financial Intermediary that it is to send Shareholder Data to PFPC or PFPC’s designee.
To: Financial Intermediary
RE: Compliance with Securities and Exchange Commission Rule 22c-2 under the Investment Act of 1940, as Amended (the “Rule”)
This letter is being sent to you (sometimes referred to as “Financial Intermediary”) pursuant to and subject to that certain [Information Sharing Agreement] [SEC Rule 22c-2 Amendment] (the “Agreement”) that has been executed by and between us. This letter relates to and applies to the following Funds for which you are a Financial Intermediary:______ (the “Funds”). Please accept this letter as our authorization for the following:
1. Providing of Shareholder Data. Financial Intermediary shall provide PFPC Inc. (“PFPC”) (or its designee), agent of the Funds, such information and take such action, as may be required pursuant to the Agreement (the “Shareholder Data”), so as to allow the Funds to comply with the Rule, for the continuing period starting from the date of this notice letter. Financial Intermediary warrants to PFPC and any designee receiving Shareholder Data hereunder that it has the right to transfer and provide such Shareholder Data to PFPC or any designee. Financial Intermediary further agrees to indemnify PFPC or any designee to the extent that a third party claim arises as a result of the distribution of any Shareholder Data consistent with the terms hereunder.
2. Form and Timing of Response. Financial Intermediary agrees to transmit electronically (without any cost or charge to the Funds or PFPC Inc. (or its designee)) the requested Shareholder Data to PFPC Inc. or to SunGard Institutional Products Inc. or such other PFPC designee.
3. Definitions. For purposes of this Letter Agreement:
     A. The term “Funds” does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.
     B. The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Funds under the Investment Company Act of 1940 that are held by the Financial Intermediary.
     C. The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Financial Intermediary in nominee name. [Editor’s Note: This definition can be tailored to address the type of shares at issue, e.g., retirement plan products, insurance products, etc.]
Should you have any questions, please contact the undersigned at ______ [Insert Phone Number]. The initial transmission of Shareholder Data by you to PFPC (or its designee), as specified herein, shall indicate your agreement with the provisions contained herein.

Authorized Signature,

[Insert Name and Title]

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